Exhibit 99.2

HORIZON OFFSHORE ANNOUNCES AWARD OF PEMEX CONTRACT IN MEXICO

HOUSTON, June 15, 2005 - - Horizon Offshore, Inc. (Other OTC: HOFF) announced today that its subsidiaries, HOC Offshore S. de R.L. de C.V. and Horizon Offshore Contractors, Inc. jointly received a letter of award for the KU-MALOOB-ZAAP project from Pemex Exploracion y Produccion. The project calls for installation, tie-in, and associated topside hookup works of four pipelines. Horizon will utilize its lay barge Lone Star Horizon on the project. Construction is scheduled to begin late in the third-quarter of 2005.

David Sharp, President and CEO of Horizon Offshore, Inc. stated, "Despite having experienced economic difficulties during a period of lower demand for our services, we have maintained good relationships with all of our major customers, including Pemex. This award confirms that Pemex, like our other customers, has confidence in our ability to successfully complete major construction projects. This award brings our current backlog to $245 million."

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
Ronald D. Mogel
(713) 243-2753